UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2011

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4 Tesseneer Drive, Highland Heights, Kentucky	41076-9753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(859) 572-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Credit Facility

On July 21, 2011, General Cable Corporation, a Delaware corporation (the “Company”) and certain of its U.S. and Canadian subsidiaries entered into a new Credit Agreement (the “Credit Agreement”) by and among the Company’s principal U.S. operating subsidiary General Cable Industries, Inc., a Delaware corporation, as “U.S. Borrower,” General Cable Company, an unlimited liability company organized under the laws of Nova Scotia, as “Canadian Borrower,” the Company and those certain other U.S. and Canadian subsidiaries of the Company party thereto as “Guarantors,” the several lenders and financial institutions party thereto as the “Lenders,” and JPMorgan Chase Bank, N.A., as “Administrative Agent.”  For purposes of this Form 8-K, the U.S. Borrower and Canadian Borrower are collectively referred to as the “Borrowers” and the Company, the Borrowers and the Guarantors are collectively referred to as the “Loan Parties.” The Credit Agreement provides the Company with a new five year $400.0 million asset-based revolving credit facility ($40.0 million of which can be denominated in Canadian dollars) (the “Credit Facility”).  The Borrowers have the ability to increase the Credit Facility size in the future by up to $100.0 million.  Proceeds under the Credit Facility will be used to refinance certain existing indebtedness and for working capital and general corporate purposes.

The Credit Agreement provides, among other things:

●	The outstanding principal amount of all borrowings under the Credit Facility, together with accrued and unpaid interest thereon, generally will be due and payable on July 21, 2016 (the “Maturity Date”). The Maturity Date will automatically become August 16, 2013 unless (i) the Company’s $355.0 million in aggregate principal amount of 0.875% Senior Convertible Notes due 2013 (the “Senior Convertible Notes”) have been refinanced with indebtedness that matures or is mandatorily redeemable not earlier than the date that is six months after the Maturity Date, or (ii) the Loan Parties have sufficient liquidity such that after giving pro forma effect to the repayment of the Senior Convertible Notes, availability under the Credit Facility is at least $100.0 million and the fixed charge coverage ratio (as defined in the Credit Agreement and which is the ratio of (a) EBITDA (as defined in the Credit Agreement) minus the unfinanced portion of capital expenditures to (b) fixed charges, all calculated for the Company and its subsidiaries on a consolidated basis) is not less than 1.15 to 1.00 for the most recently ended quarter for which financial statements have been delivered to the Administrative Agent in accordance with the terms of the Credit Agreement, recalculated as if such repayment had been made on the last day of such quarter. The Maturity Date will automatically become December 31, 2014 unless (i) the Company’s $125.0 million in aggregate principal amount of Senior Floating Rates Notes due 2015 (the “Senior Floating Rate Notes”) have been refinanced with indebtedness that matures or is mandatorily redeemable not earlier than the date that is six months after the Maturity Date, or (ii) the Loan Parties have sufficient liquidity such that after giving pro forma effect to the repayment of the Senior Floating Rate Notes, availability under the Credit Facility is at least $100.0 million and the fixed charge coverage ratio is not less than 1.15 to 1.00 for the most recently ended quarter for which financial statements have been delivered to the Administrative Agent in accordance with the terms of the Credit Agreement, recalculated as if such repayment had been made on the last day of such quarter.
●	The Credit Agreement includes a $100.0 million aggregate sublimit for the issuance of letters of credit ($10.0 million of which is available to the Canadian Borrower) and a $25.0 million aggregate sublimit for swingline loans ($5.0 million of which is available to the Canadian Borrower).

●	The U.S. Borrower, as the borrower representative, has the option (subject to certain limitations and conditions) to elect whether loans denominated in U.S. dollars under the Credit Facility will be Eurodollar loans or alternate base rate loans and whether loans denominated in Canadian dollars under the Credit Facility will be Canadian prime rate loans or Canadian deposit offered rate (“CDOR”) loans. Eurodollar loans bear interest at a rate equal to an adjusted LIBOR rate plus an applicable margin percentage (which margin has a range of 1.50% to 2.00%). Alternate base rate loans bear interest at a rate equal to the greatest of (a) the applicable prime rate announced by the Administrative Agent in New York, in the case of loans to the U.S. Borrower, or in Toronto, in the case of loans to the Canadian Borrower, (b) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers plus ½ of 1% per annum, and (c) the adjusted LIBOR Rate for a one month interest period plus 1% per annum, plus an applicable margin percentage (which margin has a range of 0.50% to 1.00%). Canadian prime rate loans bear interest at a rate equal to the greater of (i) the Canadian prime rate announced or established by JPMorgan Chase Bank, N.A. Toronto Branch and (ii) the sum of the CDOR Rate (as described below) for a one-month term in effect from time to time plus 1.00% per annum, plus an applicable margin percentage (which margin has a range of 0.50% to 1.00%). CDOR loans bear interest at a rate (the “CDOR Rate”) equal to the sum of the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant CDOR interest period for Canadian Dollar denominated bankers’ acceptances, plus 0.10% per annum, plus an applicable margin percentage (which margin has a range of 1.50% to 2.00%). The applicable margin percentage is subject to adjustments based upon the daily average availability under the Credit Facility during the most recently completed fiscal quarter. During the occurrence and continuance of an event of default, all applicable interest rates are subject to increase by an additional 2.00% per annum.

●	The U.S. Borrower is required to pay an unused commitment fee ranging from 0.375% to 0.50% per annum based on the average daily undrawn portion of the Credit Facility. The Borrowers are also required to pay participation fees to the Lenders ranging from 1.50% to 2.00% per annum based on the average daily amount of letter of credit exposure for such Lenders and a fronting fee of 0.125% per annum on the average daily amount of letter of credit exposure to the issuing bank of a letter of credit. In addition, the Borrowers are required to pay the applicable issuing bank’s standard fees with respect to the issuance, amendment, renewal or extension of any letter of credit or processing of drawings thereunder.

●	Indebtedness under the Credit Facility is guaranteed by certain of the Company’s U.S. and Canadian subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of certain of the Company’s U.S. and Canadian subsidiaries. The Lenders have also received a pledge of all of the equity interests in certain of the Company’s domestic and Canadian subsidiaries, and a pledge of 65% of the voting equity interests in and 100% of the non-voting equity interests in each material foreign subsidiary directly owned by a Loan Party.

●	The Credit Agreement contains customary mandatory prepayment provisions. In addition, the Borrowers may voluntarily prepay any outstanding loan under the Credit Facility without premium or penalty.

●	The Credit Agreement contains customary terms and conditions, including covenants restricting the Loan Parties’ ability to incur indebtedness, liens, merge or consolidate with another entity, liquidate or dissolve, change the nature of its business, make investments, undertake acquisitions, sell assets, make restricted payments (such as, the ability to pay dividends and purchase certain equity interests), make certain payments of indebtedness, enter into hedging agreements, engage in affiliate transactions, enter into certain restrictive agreements (such as, documents which restrict the ability of an entity to incur, create or permit a lien upon any of its assets) or amend material documents (such as, documents related to subordinated indebtedness, organizational documents and documents related to the Company’s outstanding senior notes).

●	The Credit Facility requires the Loan Parties not to permit the fixed charge coverage ratio, determined for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter to be less than 1.0 to 1.0, commencing with the fiscal quarter ending immediately preceding the commencement of a Covenant Trigger Period (as defined in the Credit Agreement and which means each period commencing on any day that availability under the Credit Facility is less than $40.0 million or 10.0% of the sum of the total revolving commitments at such time, if greater, and continuing until availability under the Credit Facility has at all times, during the preceding 30 consecutive days, been greater than or equal to $40.0 million or 10.0% of the sum of the total revolving commitments at such time, if greater).

●	The Credit Agreement contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings, certain ERISA events, a change of control, and other customary defaults. Upon an event of default, the Credit Facility provides that, among other things, the commitments may be terminated and the loans then outstanding may be declared due and payable.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which the Company intends to file with the Securities and Exchange Commission at a future date.

Effective as of July 22, 2011, the Credit Agreement replaced the Company’s existing credit agreement, the Third Amended and Restated Credit Agreement, dated as of October 31, 2007, as amended (the “Existing Credit Agreement”), by and among General Cable Industries, Inc., as borrower, the Company and those certain other subsidiaries of the Company party thereto, as guarantors, the issuing banks (as defined therein), the lenders (as defined therein) and GE Business Financial Services Inc., as administrative agent for the lenders, collateral agent and security trustee.  Effective as of July 22, 2011, all obligations under the Existing Credit Agreement (other than certain letters of credit and hedging agreements which were rolled into the Credit Agreement or cash collateralized at the closing of the Credit Agreement) have been satisfied, all commitments under the Existing Credit Agreement have been terminated and all liens granted under the Existing Credit Agreement have been terminated.  The Existing Credit Agreement was scheduled to expire on July 16, 2012.

On July 25, 2011, the Company issued a press release with respect to the Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Relationship to Lenders

From time to time, in the ordinary course of their business, certain lenders under the Credit Agreement and the Existing Credit Agreement or their affiliates have provided, and may in the future provide, financial advisory and investment banking services to the Company and its affiliates, for which they have received and may continue to receive customary fees and commissions.

 Item 1.02          Termination of a Material Definitive Agreement.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” with respect to the termination of the Existing Credit Agreement is incorporated by reference herein.

Item 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company entered into the Credit Agreement, the terms of which are described in “Item 1.01 Entry into a Material Definitive Agreement,” which description is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	General Cable Corporation Press Release dated July 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 25, 2011	GENERAL CABLE CORPORATION

		By:	/s/ Robert J. Siverd
			Name:	Robert J. Siverd
			Title:	Executive Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	General Cable Corporation Press Release dated July 25, 2011